Exhibit 99.1

Lands’ End Announces First Quarter 2025 Results

Continued GMV growth

Increased Gross margin approximately 210 basis points

Reduced inventory for the eighth consecutive quarter

DODGEVILLE, Wis., June 5, 2025 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the first quarter ended May 2, 2025.

Andrew McLean, Chief Executive Officer, stated: “Our first quarter performance reflects solid results on both the top and bottom lines, including continued growth in GMV and Gross margin. We successfully executed our proven customer-centric strategy through creative engagement, viral moments around Lands’ End’s iconic pocket tote, expansion of our brand through licensing, and delivering fresh, solutions-based products that resonate with our customers. Furthermore, this period marked significant progress in strengthening the resiliency of our diversified supply chain, positioning us to maintain momentum throughout fiscal 2025.”

First Quarter Financial Highlights

•
Gross Merchandise Value (“GMV”) increased by low-single digits excluding the $12.7 million impact of transitioning kids and footwear inventory to licensees during the first quarter of fiscal 2024. Including this impact, GMV was modestly lower year-over-year. GMV is total order value of all Lands’ End branded merchandise sold to customers through business-to-consumer and business-to-business channels, as well as the estimated retail value of the merchandise sold through third party distribution channels.

•
For the first quarter, Net revenue was $261.2 million, a decrease of $24.3 million or 8.5% compared to $285.5 million in the first quarter of fiscal 2024. Excluding the impact of the kids and footwear inventory transition, Net revenue decreased by 4.2%.

•
U.S. Digital Segment Net revenue was $227.7 million for the first quarter of fiscal 2025, a decrease of $1.0 million or 0.4% from $228.7 million in the first quarter of fiscal 2024.

•
U.S. eCommerce Net revenue was $170.7 million, an increase of $0.2 million or 0.1% from $170.5 million in the first quarter of fiscal 2024. The first quarter reflected continued strength in our Outerwear product offset by a slower start to our seasonal swim assortment.

•
Outfitters Net revenue was $42.9 million, an increase of $0.2 million or 0.5% from $42.7 million in the first quarter of fiscal 2024. The business uniform channel increased year-over-year primarily due to the strength in national accounts. The school uniform channel slightly decreased primarily due to the timing of customer orders compared to the prior year.

•
Third Party Net revenue was $14.1 million, a decrease of $1.4 million or 9.0% from $15.5 million in the first quarter of fiscal 2024, primarily due to challenges in one marketplace. During the first quarter, we refined our approach on Third Party marketplaces, including the introduction of a proprietary AI tool to optimize discovery, and saw particular strength with record AOVs in Nordstrom.

•
Europe eCommerce Net revenue was $17.9 million for the first quarter of fiscal 2025, a decrease of $7.1 million or 28.4%, from $25.0 million during the first quarter of fiscal 2024. New leadership used the quarter to relaunch as a more premium brand, eliminating lower value inventory, positioning for marketplace expansion on Next and Debenhams and laying the groundwork for a relaunch of the brand in France. Against the backdrop of a challenging macro-economic environment we saw growth in new customers and customer satisfaction.

•
Licensing and Retail Net revenue was $15.6 million for the first quarter of fiscal 2025, a decrease of $16.2 million or 50.9%, from $31.8 million during the first quarter of fiscal 2024. The decrease was primarily driven by the impact of transitioning kids and footwear inventory to licensees in the first quarter of fiscal 2024 and transitioning adult wholesale to a licensing partner in 2025. Licensing revenue increased over 60% with significant growth from existing partners and channels. During the quarter, we added licenses for travel accessories, men’s underwear and base layer, and women’s intimates and base layer, with launches planned in the back half of fiscal 2025.

•
Gross profit was $132.7 million, a decrease of $6.3 million or 4.5% from $139.0 million in the first quarter of 2024. Gross margin increased approximately 210 basis points to 50.8%, compared to 48.7% in first quarter of 2024. The gross margin improvement was primarily driven by the impact of transitioning kids and footwear inventory to licensees in the first quarter of fiscal 2024. Gross margin continues as a focus for the organization in establishing Lands’ End as a premium brand across all channels and geographies.

•
Selling and administrative expenses decreased $3.9 million to $123.5 million or 47.3% of Net revenue, compared to $127.4 million or 44.6% of Net revenue in the first quarter of fiscal 2024. The approximately 270 basis points increase was primarily driven by deleverage from lower revenues.

•
Net loss was $8.3 million, or $0.27 loss per diluted share compared to Net loss of $6.4 million or $0.20 loss per diluted share in the first quarter of fiscal 2024.

•
Adjusted net loss was $5.4 million, or $0.18 adjusted loss per diluted share, compared to an Adjusted net loss of $6.2 million or $0.20 adjusted loss per diluted share in the first quarter of fiscal 2024.

•
Adjusted EBITDA was $9.5 million in the first quarter of fiscal 2025 compared to $11.6 million in the first quarter of fiscal 2024.

First Quarter Business Highlights

•
Like-for-like Gross Merchandise Value increased low-single digits.
•
Licensing revenue increased by over 60% driven by growth from existing licensees.
•
Agreed on a partnership with Delta Air Lines that commences in the second quarter of fiscal 2025.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $18.1 million as of May 2, 2025, compared to $27.4 million as of May 3, 2024.

Inventories, net, was $262.4 million as of May 2, 2025, and $288.6 million as of May 3, 2024. The 9% decrease in inventory was driven by actions the Company has taken to improve inventory efficiency by reducing inventory purchases and capitalizing on speed-to-market initiatives.

Net cash used in operating activities was $22.5 million for the 13 weeks ended May 2, 2025, compared to cash used in operating activities of $25.8 million for the 13 weeks ended May 3, 2024. The improvement in cash used by operating activities was driven by the year-over-year changes in working capital.

On March 28, 2025, the Company amended its ABL Facility to extend its maturity and reduce the maximum borrowings from $275 million to $225 million to better match its inventory strategy. As of May 2, 2025, the Company had $40.0 million of borrowings outstanding and $86.8 million of availability under its ABL Facility, compared to $40.0 million of borrowings and $133.8 million of availability as of May 3, 2024. Additionally, as of May 2, 2025, the Company had $243.8 million of term loan debt outstanding compared to $256.8 million outstanding as of May 3, 2024.

During the first quarter of fiscal 2025, the Company repurchased $2.8 million of the Company’s common stock under its share repurchase program announced on March 15, 2024. As of May 2, 2025, additional purchases of up to $10.6 million could be made under the program through March 31, 2026.

Strategic Alternatives Process

On March 7, 2025 the Company announced that its Board of Directors initiated a process to explore strategic alternatives, including a sale, merger or similar transaction involving the Company to maximize shareholder value. This process remains ongoing. No assurances can be given as to the outcome or timing of the Board’s process. The Company does not intend to make any further public comment regarding the process until it determines that disclosure is appropriate.

Outlook

Bernie McCracken, Chief Financial Officer, stated, “As the Company continues to execute our strategy, we have also developed plans to mitigate tariff headwinds at current levels, and, accordingly, our outlook for fiscal 2025 remains unchanged. This outlook assumes a baseline tariff of approximately 10% in all countries except China, which accounted for less than 8% of our product cost in 2024 and where we assume a 30% tariff.”

For fiscal 2025 the Company continues to expect:

•
Gross Merchandise Value to deliver mid-to-high single digits percentage growth.
•
Net revenue to be between $1.33 billion and $1.45 billion.
•
Net income to be between $8.0 million and $20.0 million and diluted earnings per share to be between $0.25 and $0.64.
•
Adjusted net income to be between $15.0 million and $27.0 million and Adjusted diluted earnings per share to be between $0.48 and $0.86.
•
Adjusted EBITDA in the range of $95.0 million to $107.0 million.

For the full-year, the Company’s guidance includes approximately $25.0 million of capital expenditures.

Conference Call

The Company will host a conference call on Thursday, June 5, 2025, at 8:30 a.m. ET to review its first quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels, our own Company Operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s assessment of its customer-centric strategy and the results of its actions; the Company’s assessment of the resiliency of its supply chain and the expected benefits that it presents relative to maintaining momentum throughout fiscal 2025; the Company’s relaunch of the brand in France; the planned launch of additional categories; the planned Delta Air Lines partnership; the Company’s plans to mitigate tariff headwinds at the assumed levels of tariffs; the Company’s strategic alternatives process; the Company’s outlook and expectations as to Gross Merchandise Value, net revenue, Net income, earnings per share, Adjusted net income, diluted earnings per share, Adjusted diluted earnings-per share and Adjusted EBITDA for fiscal 2025, and capital expenditures for fiscal 2025; and the potential for additional purchases under the Company’s share repurchase program. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with contractual obligations, applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions or Company credit facility limitations; the ability of the Company’s principal stockholders to exert substantial influence over the Company; the outcome and timing of the strategic alternatives process announced on March 7, 2025, which may be suspended or modified at any time, the possibility that the Board of Directors may decide not to undertake a sale or particular strategic transaction following such process, the Company’s inability to consummate any proposed strategic alternative resulting from the process due to, among other things, market, regulatory or other factors, the potential for disruption to our business resulting from the process, potential adverse effects on our stock price from the strategic alternatives review announcement, and suspension or consummation of the strategic alternatives review process; and other risks, uncertainties and factors discussed in the

“Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	May 2, 2025	May 3, 2024	January 31, 2025*
ASSETS
Current assets
Cash and cash equivalents	$18,139	$27,350	$16,180
Restricted cash	2,178	2,489	2,632
Accounts receivable, net	36,023	34,664	47,839
Inventories, net	262,372	288,629	265,132
Prepaid expenses	38,237	41,728	33,258
Other current assets	8,180	10,161	5,439
Total current assets	365,129	405,021	370,480
Property and equipment, net	116,010	113,286	115,618
Operating lease right-of-use asset	19,450	22,286	20,373
Intangible asset	257,000	257,000	257,000
Other assets	2,906	2,514	2,010
TOTAL ASSETS	$760,495	$800,107	$765,481
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,000	$13,000	$13,000
Accounts payable	95,077	108,287	111,353
Lease liability – current	4,462	5,628	4,534
Accrued expenses and other current liabilities	83,963	92,181	98,736
Total current liabilities	196,502	219,096	227,623
Long-term borrowings under ABL Facility	40,000	40,000	—
Long-term debt, net	222,219	233,087	224,888
Lease liability – long-term	18,935	21,873	20,007
Deferred tax liabilities	50,532	48,620	51,450
Other liabilities	2,167	2,830	2,291
TOTAL LIABILITIES	530,355	565,506	526,259
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 30,635, 31,407 and 30,843, respectively	307	314	309
Additional paid-in capital	347,624	356,871	349,940
Accumulated deficit	(102,620)	(106,002)	(94,358)
Accumulated other comprehensive loss	(15,171)	(16,582)	(16,669)
TOTAL STOCKHOLDERS’ EQUITY	230,140	234,601	239,222
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$760,495	$800,107	$765,481

* Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended
(in thousands, except per share data)	May 2, 2025	May 3, 2024
Net revenue	$261,208	$285,471
Cost of sales (exclusive of depreciation and amortization)	128,482	146,491
Gross profit	132,726	138,980

Selling and administrative	123,462	127,401
Depreciation and amortization	8,291	9,005
Other operating expense, net	3,343	341
Operating (loss) income	(2,370)	2,233
Interest expense	9,265	10,336
Other (income), net	(11)	(88)
Loss before income taxes	(11,624)	(8,015)
Income tax benefit	(3,362)	(1,573)
NET LOSS	$(8,262)	$(6,442)

Loss per common share
Basic	$(0.27)	$(0.20)
Diluted	$(0.27)	$(0.20)

Weighted average common shares outstanding
Basic	30,867	31,439
Diluted	30,867	31,439

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a diluted per share basis.

We believe presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of significant non-recurring or non-operational amounts. We believe the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that we believe are not comparable between periods and assists investors in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding significant non-recurring or non-operational items as set forth below. Adjusted net income (loss) is also presented on a diluted per share basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors.

•
Other significant non-recurring or non-operational items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
Corporate restructuring - primarily severance and benefit costs as well as costs related to the strategic alternative exploration for the 13 weeks ended May 2, 2025. Primarily severance and benefit costs for the 13 weeks ended May 3, 2024.

o
Exit costs - charges associated to exit kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 13 weeks ended May 2, 2025 in conjunction with our licensing arrangements commencing in Fiscal 2024.

The following tables set forth, for the periods indicated, a reconciliation of Net loss to Adjusted net income (loss) and Adjusted diluted earnings (loss) per share:

Unaudited	13 Weeks Ended
(in thousands, except per share amounts)	May 2, 2025	May 3, 2024
Net loss	$(8,262)	$(6,442)
Corporate restructuring	3,332	342
Exit costs	257	—
Tax effects on adjustments (1)	(746)	(87)
ADJUSTED NET LOSS	$(5,419)	$(6,187)
ADJUSTED DILUTED LOSS PER SHARE	$(0.18)	$(0.20)

Diluted weighted average common shares outstanding	30,867	31,439

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
Corporate restructuring - primarily severance and benefit costs as well as costs related to the strategic alternative exploration for the 13 weeks ended May 2, 2025. Primarily severance and benefit costs for the 13 weeks ended May 3, 2024.

o
Net gain or loss on disposal of property and equipment - disposal of property and equipment for the 13 weeks ended May 2, 2025 and May 3, 2024.

o
Exit costs - charges associated to exit kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 13 weeks ended May 2, 2025 in conjunction with our licensing arrangements commencing in Fiscal 2024.

The following tables set forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net loss to Adjusted EBITDA:

Unaudited	13 Weeks Ended
(in thousands)	May 2, 2025		May 3, 2024
Net loss	$(8,262)	(3.2)%	$(6,442)	(2.3)%
Income tax benefit	(3,362)	(1.3)%	(1,573)	(0.6)%
Interest expense	9,265	3.5%	10,336	3.6%
Other (income), net	(11)	(0.0)%	(88)	(0.0)%
Operating (loss) income	(2,370)	(0.9)%	2,233	0.8%
Depreciation and amortization	8,291	3.2%	9,005	3.2%
Corporate restructuring	3,332	1.3%	342	0.1%
Exit costs	257	0.1%	—	—%
Loss (gain) on disposal of property and equipment	11	0.0%	(1)	(0.0)%
Adjusted EBITDA	$9,521	3.6%	$11,579	4.1%

Fiscal 2025 Guidance Adjusted EBITDA	52 Weeks Ended
(in millions)	January 30, 2026
Net income	$8.0	—	$20.0
Depreciation, interest, other income, taxes and other significant items	87.0	—	87.0
Adjusted EBITDA	$95.0	—	$107.0

Fiscal 2025 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	52 Weeks Ended
(in millions)	January 30, 2026
Net income	$8.0	—	$20.0
Restructuring and other significant items	7.0	—	7.0
Adjusted net income	$15.0	—	$27.0

Adjusted diluted earnings per share	$0.48	—	$0.86

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	13 Weeks Ended
(in thousands)	May 2, 2025	May 3, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,262)	$(6,442)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,291	9,005
Amortization of debt issuance costs	686	667
Loss/(gain) on disposal of property and equipment	11	(1)
Stock-based compensation	920	1,226
Deferred income taxes	(1,119)	398
Other	(214)	(199)
Change in operating assets and liabilities:
Accounts receivable, net	12,283	553
Inventories, net	4,114	12,762
Accounts payable	(16,396)	(21,257)
Other operating assets	(7,247)	(5,989)
Other operating liabilities	(15,530)	(16,538)
Net cash used in operating activities	(22,463)	(25,815)
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	—	5
Purchases of property and equipment	(8,286)	(6,736)
Net cash used in investing activities	(8,286)	(6,731)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	60,000	49,000
Payments of borrowings under ABL Facility	(20,000)	(9,000)
Payments on term loan	(3,250)	(3,250)
Payments of debt issuance costs	(1,103)	(528)
Payments for taxes related to net share settlement of equity awards	(450)	(249)
Purchases and retirement of common stock, including excise tax paid	(2,777)	(1,014)
Net cash provided by financing activities	32,420	34,959
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(166)	136
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,505	2,549
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	18,812	27,290
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$20,317	$29,839
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$1,691	$1,480
Income taxes (refunded) paid	$(600)	$340
Interest paid	$8,670	$10,983
Operating lease right-of-use-assets obtained in exchange for lease liabilities	$95	$—